Exhibit 77Q1e
INVESTMENT ADVISORY AGREEMENT
October 1, 2006
Credit Suisse Asset Management, LLC
466 Lexington Avenue
New York, New York 10017-3140
Dear Sirs:
Credit Suisse Emerging Markets Fund, Inc. (the "Fund"), a corporation organized and existing under the laws of the State of Maryland, herewith confirms its agreement with Credit Suisse Asset Management, LLC (the "Adviser") as follows:

1.     Investment Description; Appointment
The Fund desires to employ the capital of the Fund by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as may be amended from time to time, and in the Fund's Prospectus(es) and Statement(s) of Additional Information as from time to time in effect
(the "Prospectus" and "SAI," respectively), and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Fund's Prospectus and SAI have been or will be submitted to the Adviser.
The Fund desires to employ and hereby appoints the Adviser to act as investment adviser to the Fund.
The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.     Services as Investment Adviser
Subject to the supervision and direction of the Board of Directors of the Fund, the Adviser will
(a) act in strict conformity with the Fund's Articles of Incorporation, the Investment Company Act of 1940
(the "1940 Act") and the Investment Advisers Act of
1940, as the same may from time to time be amended,
(b) manage the Fund's assets in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and SAI, (c) make investment decisions for the Fund, (d) place purchase and sale orders for securities on behalf of the Fund, (e) exercise voting rights in respect of portfolio securities and other investments for the Fund, and (f) monitor and evaluate the services provided by the Fund's investment sub-adviser(s), if any, under the terms of the applicable investment sub-advisory agreement(s). In providing those services, the Adviser will provide investment research and supervision of the Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Adviser will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

Subject to the approval of the Board of Directors of the Fund and where required, the Fund's shareholders, the Adviser may engage an investment sub-adviser or sub-advisers to provide advisory services in respect of the Fund and may delegate to such investment sub-adviser(s) the responsibilities described in subparagraphs (b), (c), (d) and (e) above. In the event that an investment sub-adviser's engagement has been terminated, the Adviser shall be responsible for furnishing the Fund with the services required to be performed by such investment sub-adviser(s) under the applicable investment sub-advisory agreements or arranging for a successor investment sub-adviser(s) to provide such services on terms and conditions acceptable to the Fund and the Fund's Board of Directors and subject to the requirements of the 1940 Act.

3.     Brokerage
In executing transactions for the Fund, selecting brokers or dealers and negotiating any brokerage commission rates, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services
(as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as the same may from time to time be amended) provided to the Fund and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

4.     Information Provided to the Fund
The Adviser will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose.

5.     Standard of Care
The Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2, 3 and 4 above. The
Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to shareholders of the Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

6.     Compensation
In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser a monthly base fee of 1/12 of 1.20% of the average daily closing net asset value of the Fund (the "Base Fee"), adjusted by a performance fee as set forth in Schedule A. For any period less than a month during which this Agreement is in effect, the base fee shall be prorated according to the proportion which such period bears to a full month. For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus or SAI.

7.     Expenses
The Adviser will bear all expenses in connection with the performance of its services under this Agreement, including the fees payable to any investment sub-adviser engaged pursuant to paragraph 2 of this Agreement. The
Fund will bear its proportionate share of certain other expenses to be incurred in its operation, including:
investment advisory and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Fund who are not officers, directors, or employees of the Adviser, any sub-adviser or any of their affiliates; fees of any pricing service employed to value shares of the Fund; Securities and Exchange
Commission fees and state blue sky qualification fees;
charges of custodians and transfer and dividend disbursing agents; the Fund's proportionate share of insurance premiums; outside auditing and legal expenses;
costs of maintenance of the Fund's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers or Board of Directors of the Fund; and any extraordinary expenses.

The Fund will be responsible for nonrecurring expenses which may arise, including costs of litigation to which the Fund is a party and of indemnifying officers and Directors of the Fund with respect to such litigation and other expenses as determined by the Directors.

8.     Services to Other Companies or Accounts
The Fund understands that the Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and to one or more other investment companies or series of investment companies, and the Fund has no objection to the Adviser so acting, provided that whenever the Fund and one or more other accounts or investment companies or portfolios advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, provided that doing so does not adversely affect the ability of the adviser to perform its services under this Agreement.

9.     Term of Agreement
This Agreement shall continue for an initial two-year period commencing on the date first written above, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund or (b) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons"
(as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This
Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Fund or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by the Adviser.
This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

10.    Representation by the Fund
The Fund represents that a copy of its Articles of Incorporation, dated December 22, 1993, together with all amendments thereto, is on file in the Department of Assessments and Taxation of the State of Maryland.

11.    Miscellaneous
The Fund recognizes that directors, officers and employees of the Adviser may from time to time serve as directors, trustees, officers and employees of corporations and business trusts
(including other investment companies) and that such other corporations and trusts may include the name "CS" or "Credit Suisse"
(or any combination thereof) or as part of their names, and that the Adviser or its affiliates may enter into advisory or other agreements with such other corporations and trusts. If the Adviser ceases to act as the investment adviser of the Fund's shares, the Fund agrees that, at the Adviser's request, the Fund's license to use the words "CS" or "Credit Suisse" (or any combination thereof) will terminate and that the Fund will take all necessary action to change the name of the Fund to names not including the words "CS" or "Credit Suisse" (or any combination thereof).

Please confirm that the foregoing is in
accordance with your understanding by
indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,
CREDIT SUISSE EMERGING MARKETS
FUND, INC.

By:   /s/Steven B. Plump
Name:Steven B. Plump
Title:   Chief Executive Officer/President
Accepted:

CREDIT SUISSE ASSET MANAGEMENT, LLC
By:   /s/Steven B. Plump
Name: Steven B. Plump
Title:   Managing Director



SCHEDULE A
PERFORMANCE ADJUSTMENT

Beginning with the Base Fee payable for ______ 2006 and in month 13 from the date of this agreement, the Base Fee shall be adjusted monthly based upon the investment performance of the Fund's Class A shares in relation to the cumulative investment record of the Fund's benchmark, the MSCI Emerging Markets Free
Index (the "Index"), over the "Performance Period"
(such adjustment being referred to herein as the "Performance Adjustment"). The "Performance Period" is defined as the shorter of (a) the period from the date of this Agreement through the end of the month for which the fee is being calculated and (b) the 36-month period preceding the end of the month for which the fee is being calculated.

The Performance Adjustment shall be calculated by subtracting the investment record of the Index from the investment performance of the Fund's Class A shares. If there is less than a 1.00% difference
(plus or minus) between the investment performance of the Fund's Class A shares and the investment record of the Index, the Fund pays the Adviser the Base Fee with no adjustment. If the difference between the investment performance of the Fund's
Class A shares and the investment record of the Index is 1.00% or greater during any Performance
Period, the Base Fee will be subject to an upward or downward performance adjustment of 1/12 of 0.10% for every full 1.00% increment by which the Fund's
Class A shares outperform or underperform the Index.
The maximum percentage used in calculating the Performance Adjustment (positive or negative) in any month is 1/12 of 0.20%. The Performance Adjustment is applied against the Fund's average daily net assets during the Performance Period.

For purposes of computing the Base Fee and the Performance Adjustment, net assets are averaged over different periods (average daily net assets during the relevant month for the Base Fee versus average daily net assets during the Performance Period for the Performance Adjustment). The Base Fee is calculated and accrued daily. The Performance
Adjustment is accrued and calculated daily. The investment advisory fee is paid monthly in arrears.

The average daily net asset value of the Fund, or any class thereof, shall be determined in the manner set forth in the Trust's Declaration of Trust, Bylaws and registration statement, each as may be amended from time to time.
The investment performance of the Fund's Class A shares will be the sum of:
(1)  the change in the Fund's net asset value
("NAV") per Class A share
during the Performance Period; plus
(2) the value of the Fund's cash distributions per Class A share accumulated to the end of the Performance Period; plus
(3)  the value of capital gains taxes per Class
A share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period; expressed as a percentage of the NAV per Class A share at the beginning of the Performance Period. For this purpose, the value of distributions per Class A share of realized capital gains, of dividends per Class A share paid from investment income and of capital gains taxes per Class A share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in Class A shares of the Fund at the NAV in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.
The investment record of the Index will be the sum of:
(1) the change in the level of the Index during the Performance Period; plus
(2) the value, computed consistently with the Index, of cash distributions made by companies whose securities comprise the Index accumulated to the end of the Performance Period; expressed as a percentage of the Index level at the beginning of the Performance Period. For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the index at least as frequently as the end of each calendar quarter following the payment of the dividend.
From time to time, subject to compliance with applicable law, the Trustees may, by vote of the Trustees of the Trust voting in person, including a majority of the Trustees who are not parties to this Agreement or "interested persons"
(as defined in the 1940 Act) of any such parties, determine that a class of shares of the Fund other than Class A is the most appropriate for use in calculating the Performance Adjustment. If a different class of shares ("Successor Class") is substituted for Class A in calculating the Performance Adjustment, the use of that Successor
Class of shares for purposes of calculating the Performance Adjustment may apply to the entire
Performance Period so long as such Successor
Class was outstanding at the beginning of such period. If the Successor Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance
Adjustment attributable to the period during which such Successor Class was outstanding and any prior portion of the Performance Period shall be calculated using the class of shares previously designated.